Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of NewBridge Global Ventures, Inc., omitting subsidiaries which, considered in the aggregate as a subsidiary, would not constitute a significant subsidiary as of December 31, 2018.

Name of EntityJurisdiction

725 E 11th, LLCCalifornia